Exhibit 99.1

NEWS RELEASE

STEWART INFORMATION SERVICES CORP. P.O. Box 2029 Houston, Texas 77252-2029 stewart.com	CONTACT Nat Otis SVP - Finance and Director of Investor Relations (713) 625-8360

FOR RELEASE AT 6:15 AM EST

Stewart Reports Third Quarter 2017 Results

•	Net income attributable to Stewart of $10.9 million, compared to $26.4 million in the prior year quarter

•	Hurricanes had approximately $4 million impact in pretax profits

•	John Killea named President to drive strategic execution

•	John Magness joined Stewart as Chief Corporate Development Officer to focus on revenue growth

•	Board announces ongoing review of strategic alternatives

HOUSTON, November 6, 2017 -- Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart of $10.9 million ($0.46 per diluted share) for the third quarter of 2017 compared to net income attributable to Stewart of $26.4 million ($1.12 per diluted share) for the third quarter of 2016. Pretax income before noncontrolling interests for the third quarter of 2017 was $18.6 million compared to pretax income before noncontrolling interests of $38.8 million for the third quarter of 2016.

Total revenues for the third quarter of 2017 were $501.6 million compared to total revenues of $553.2 million for the third quarter of 2016, a decline of 9 percent. Total operating revenues for the third quarter of 2017 were $498.0 million compared to total operating revenues of $545.4 million for the third quarter of 2016, also a decline of 9 percent.

“Our third quarter title revenues were adversely affected by business disruptions caused by hurricanes Harvey and Irma and retail staff departures as indicated during last quarter’s call,” noted Matthew Morris, Stewart chief executive officer. “However, Stewart has taken swift, aggressive actions to address these disruptions.”

“Our employees worked tirelessly after the hurricanes to quickly restore full operations and mitigate the financial impact. We successfully recruited strong, new revenue-generating associates, which have offset $20-$25 million of the $70 million in departed annual revenues related to staff departures. And the recent acquisition of Title365 generated new business which we expect to result in $40-$50 million in annual revenue. These combined actions are expected to fully replace the departed revenue by 2018’s selling season, and our ongoing recruiting efforts and targeted acquisitions should further bolster our top line.”

Leadership Changes

Today, Stewart also announced that John Killea, chief legal officer & chief compliance officer, has been appointed to the additional role of president of Stewart Information Services Corp. Morris continued, “John Killea is a proven leader in the industry. His deep experience and intimate knowledge of our company uniquely positions him to expand his responsibilities as we execute on our strategic priorities.”

“In addition, we are very pleased to announce that John Magness has joined Stewart as chief corporate development officer. John brings nearly 35 years of leadership experience in the title and real estate industry and will play a key role in ensuring Stewart continues to provide the high quality services our customers have come to expect.” Most recently, Magness served as president of Old Republic Title Companies, Inc.

Review of Strategic Alternatives

The Company also announced that the Board of Directors has previously formed a strategic committee which has been pursuing the full range of strategic alternatives available to Stewart. These alternatives include, among other things, business combinations, the sale of the Company, and continuing to execute on Stewart’s standalone business plan. The Company has retained and will be assisted in the strategic review process by Citi as financial advisor and Davis Polk & Wardwell LLP as legal advisor.

The Board plans to complete this process in an expeditious manner. There can be no assurance that this process will result in a particular outcome. The Company does not intend to provide updates on its review until it deems further disclosure is appropriate or required.

“The Board is committed to exploring the full range of strategic alternatives available to the Company,” said Thomas Apel, chairman of the Stewart board of directors. “Throughout this process, we will continue executing our current plan and providing the comprehensive service and solutions our customers need for real estate transactions.”

Selected Financial Information

Summary results of operations are as follows (dollars in millions, except per share amounts):

	Third quarter		Nine Months
	2017	2016	2017	2016

Total revenues	501.6	553.2	1,430.1	1,480.9
Pretax income before noncontrolling interests	18.6	38.8	57.6	65.0
Income tax	4.7	9.0	15.5	16.8
Net income attributable to Stewart	10.9	26.4	33.6	38.8
Net income per diluted share attributable to Stewart	0.46	1.12	1.43	1.13	(1)

(1) As previously reported, during the second quarter 2016, the Company paid a $12.0 million cash consideration to the holders of our Class B Common Stock as part of the exchange agreement announced during that quarter. Excluding this cash payment, the adjusted net income per diluted share for the first nine months of 2016 was $1.64. Under U.S. GAAP, the $12.0 million payment was recorded as a reduction to retained earnings, similar to a preferred stock dividend, and did not reduce the net income attributable to Stewart. However, the payment reduced the net income used in the calculation of basic and diluted earnings per share.

Title Segment

Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Three months ended September 30,
	2017	2016	% Change

Total revenues	488.6	529.8	(8)%
Pretax income	24.6	50.3	(51)%
Pretax margin	5.0%	9.5%

Pretax income during the third quarter of 2017 declined $25.7 million compared to third quarter of 2016, while total title revenues declined $41.2 million. In addition to the factors mentioned above, title revenues declined due to lower commercial revenues, fewer purchase orders closed and a significant decline in refinancing orders industry-wide. Included in the segment’s results for the third quarter of 2017 are approximately $1.4 million of Title365 integration costs. Also included in the third quarter of 2017 results were $1.3 million of realized losses, compared to $2.1 million of realized gains in the third quarter of 2016.

Direct title revenue information is presented below (dollars in millions):

	Three months ended September 30,
	2017	2016	% Change

Non-commercial:
Domestic	141.7	162.2	(13)%
International	30.4	29.3	4%
Commercial:
Domestic	39.2	45.2	(13)%
International	5.5	4.4	25%
Total direct title revenues	216.8	241.1	(10)%

Non-commercial domestic revenue includes revenues from purchase transactions and centralized title operations (processing primarily refinancing and default title orders), which decreased 11 percent and 32 percent, respectively, in the third quarter of 2017 compared to the prior year quarter as a result of declines in purchase and refinancing orders closed. Commercial revenues declined 10 percent from the prior year quarter primarily as a result of lower commercial orders closed and reduced average fee per file. Total international title revenues increased 7 percent in the third quarter of 2017 compared to the prior year quarter mainly due to transaction volume growth from our United Kingdom operations and a stronger Canadian dollar relative to the U.S. dollar. Revenues from independent agency operations in the third quarter of 2017 declined 5 percent compared to the third quarter of 2016. The independent agency remittance rate decreased to 17.5 percent in the third quarter of 2017 from 18.0 percent in the third quarter of 2016 mainly due to the geographic mix of our agency business (reduced revenues in higher-remitting states and increases in lower-remitting states); third quarter of 2017 revenues from independent agencies, net of retention, decreased 7 percent from the prior year quarter.

Ancillary Services and Corporate Segment

Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Three months ended September 30
	2017	2016	% Change

Total revenues	13.0	23.4	(45)%
Pretax loss	(6.0)	(11.5)	48%

The decline in the segment’s revenues in the third quarter of 2017 compared to the prior year quarter was primarily due to the divestitures of the loan file review, quality control and government services lines of business at the end of 2016.

The segment’s pretax results improved to a $6.0 million pretax loss, compared to a pretax loss of $11.5 million in the prior year quarter. The segment’s results for the third quarter of 2017 and 2016 included approximately $6 million and $8 million, respectively, of expenses attributable to parent company and corporate operations.

Expenses

Employee costs for the third quarter of 2017 decreased $14.5 million, or 9 percent, from the third quarter of 2016 as a result of a reduction in employee counts tied to volume declines (primarily in our ancillary services and centralized title operations), the aforementioned staff departures in direct operations, and ongoing cost management efforts. Average employee counts for the third quarter of 2017 decreased approximately 7 percent from the third quarter of 2016. As a percentage of total operating revenues, employee costs for the third quarter of 2017 were 28.1 percent, improving 20 basis points from 28.3 percent in the prior year quarter.

Other operating expenses for the third quarter of 2017 decreased $5.6 million, or 6 percent, from the third quarter of 2016 primarily as a result of reduced outside title search fees, driven primarily by lower title search revenues from the ancillary services and centralized title operations. Other operating costs for the third quarter of 2017 included approximately $1.4 million of Title365 integration costs. As a percentage of total operating revenues, other operating expenses for the third quarter of 2017 were 17.8 percent, compared to 17.2 percent in the third quarter 2016.

Title loss expense decreased to $25.4 million in the third quarter of 2017, compared to $26.4 million in the third quarter of 2016. Title losses were 5.2 percent of title revenues in the third quarter of 2017 compared to 5.0 percent in the third quarter 2016.

Depreciation and amortization expenses decreased to $6.6 million in the third quarter of 2017 compared to $7.1 million in the third quarter of 2016, primarily due to lower amortization expense in the current year quarter resulting from the disposal of certain intangible assets in connection with the divestitures of several lines of the ancillary services business during the fourth quarter of 2016.

Other

Net cash provided by operations in the third quarter of 2017 was $31.5 million, compared to $45.5 million in the third quarter of 2016. The decline was primarily due to the lower net income generated during the third quarter 2017, higher payments on accounts payable and lower collections on accounts receivable, partially offset by lower claim payments.

Third Quarter Earnings Call

Stewart will hold a conference call to discuss the third quarter of 2017 earnings at 8:30 a.m. Eastern Time on Monday, November 6, 2017. To participate, dial (866) 831-8713 (USA) and (203) 518-9713 (International) - access code STCQ317. Additionally, participants can listen to the conference call through Stewart’s Investor Relations website at www.stewart.com/en/investor-relations/earnings-call.html. The conference call replay will be available from 10:00 a.m. Eastern Time on November 6, 2017 until midnight on November 13, 2017, by dialing (800) 723-0532 (USA) or (402) 220-2655 (International) - the access code is also STCQ317.

About Stewart

Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at the Company’s website at stewart.com, or you can subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance.  These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the challenging economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016, and if applicable, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. All forward-looking statements included in this news release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION

CONDENSED STATEMENTS OF INCOME (UNAUDITED)

(In thousands of dollars, except per share amounts and except where noted)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenues:
Title revenues:
Direct operations	216,830	241,109	635,921	664,128
Agency operations	268,545	282,269	736,301	732,320
Ancillary services	12,674	22,059	45,096	65,276
Total operating revenues	498,049	545,437	1,417,318	1,461,724
Investment income	4,567	4,520	14,179	14,445
Investment and other (losses) gains - net	(1,047)	3,253	(1,436)	4,706
	501,569	553,210	1,430,061	1,480,875
Expenses:
Amounts retained by agencies	221,460	231,586	605,192	598,915
Employee costs	140,054	154,529	419,184	457,166
Other operating expenses	88,489	94,043	255,593	268,210
Title losses and related claims	25,428	26,365	70,591	66,612
Depreciation and amortization	6,578	7,082	19,397	22,728
Interest	963	797	2,492	2,237
	482,972	514,402	1,372,449	1,415,868
Income before taxes and noncontrolling interests	18,597	38,808	57,612	65,007
Income tax	4,686	9,041	15,536	16,779
Net income	13,911	29,767	42,076	48,228
Less net income attributable to noncontrolling interests	2,967	3,392	8,475	9,450
Net income attributable to Stewart	10,944	26,375	33,601	38,778

Net earnings per diluted share attributable to Stewart	0.46	1.12	1.43	1.13
Diluted average shares outstanding (000)	23,564	23,611	23,571	23,596

Selected financial information:
Net cash provided by operations	31,517	45,527	48,048	63,986
Other comprehensive income (loss)	3,873	(2,936)	10,763	10,448

Monthly Order Counts:
Opened Orders 2017:	Jul	Aug	Sept	Total	Closed Orders 2017:	Jul	Aug	Sept	Total
Commercial	3,372	3,851	3,462	10,685	Commercial	2,352	2,660	2,631	7,643
Purchase	20,804	21,515	17,360	59,679	Purchase	16,304	17,173	14,955	48,432
Refi	8,062	10,157	8,936	27,155	Refi	5,619	6,404	5,942	17,965
Other	1,790	1,416	1,359	4,565	Other	853	1,127	892	2,872
Total	34,028	36,939	31,117	102,084	Total	25,128	27,364	24,420	76,912

Opened Orders 2016:	Jul	Aug	Sept	Total	Closed Orders 2016:	Jul	Aug	Sept	Total
Commercial	3,508	4,284	4,074	11,866	Commercial	2,442	3,187	2,520	8,149
Purchase	20,612	22,650	19,853	63,115	Purchase	17,405	18,481	17,051	52,937
Refi	14,077	15,492	13,282	42,851	Refi	8,063	10,100	10,198	28,361
Other	881	1,176	1,366	3,423	Other	1,193	1,630	1,263	4,086
Total	39,078	43,602	38,575	121,255	Total	29,103	33,398	31,032	93,533

STEWART INFORMATION SERVICES CORPORATION

CONDENSED BALANCE SHEETS

(In thousands of dollars)

	September 30, 2017 (Unaudited)	December 31, 2016
Assets:
Cash and cash equivalents	168,746	185,772
Short-term investments	23,434	22,239
Investments in debt and equity securities available-for-sale, at fair value	679,682	631,503
Receivables – premiums from agencies	33,754	31,246
Receivables – other	58,901	50,177
Allowance for uncollectible amounts	(8,555)	(9,647)
Property and equipment, net	69,029	70,506
Title plants, at cost	74,237	75,313
Goodwill	231,428	217,094
Intangible assets, net of amortization	10,673	10,890
Deferred tax assets	3,856	3,860
Other assets	57,760	52,771
	1,402,945	1,341,724
Liabilities:
Notes payable	138,557	106,808
Accounts payable and accrued liabilities	95,283	115,640
Estimated title losses	475,845	462,572
Deferred tax liabilities	20,889	7,856
	730,574	692,876
Stockholders' equity:
Common Stock and additional paid-in capital	182,055	180,959
Retained earnings	483,861	471,788
Accumulated other comprehensive income (loss)	1,882	(8,881)
Treasury stock	(2,666)	(2,666)
Stockholders’ equity attributable to Stewart	665,132	641,200
Noncontrolling interests	7,239	7,648
Total stockholders' equity	672,371	648,848
	1,402,945	1,341,724

Number of shares outstanding (000)	23,766	23,431
Book value per share	28.29	27.69

STEWART INFORMATION SERVICES CORPORATION

SEGMENT INFORMATION

(In thousands of dollars)

Three months ended:	September 30, 2017			September 30, 2016
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	485,373	12,676	498,049	523,239	22,198	545,437
Investment income	4,567	-	4,567	4,520	-	4,520
Investment and other (losses) gains - net	(1,328)	281	(1,047)	2,057	1,196	3,253
	488,612	12,957	501,569	529,816	23,394	553,210
Expenses:
Amounts retained by agencies	221,460	-	221,460	231,586	-	231,586
Employee costs	132,331	7,723	140,054	137,519	17,010	154,529
Other operating expenses	79,249	9,240	88,489	78,917	15,126	94,043
Title losses and related claims	25,428	-	25,428	26,365	-	26,365
Depreciation and amortization	5,534	1,044	6,578	5,120	1,962	7,082
Interest	-	963	963	1	796	797
	464,002	18,970	482,972	479,508	34,894	514,402
Income (loss) before taxes	24,610	(6,013)	18,597	50,308	(11,500)	38,808

Nine months ended:	September 30, 2017			September 30, 2016
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	1,372,133	45,185	1,417,318	1,395,964	65,760	1,461,724
Investment income	14,179	-	14,179	14,445	-	14,445
Investment and other (losses) gains - net	(1,455)	19	(1,436)	454	4,252	4,706
	1,384,857	45,204	1,430,061	1,410,863	70,012	1,480,875
Expenses:
Amounts retained by agencies	605,192	-	605,192	598,915	-	598,915
Employee costs	390,688	28,496	419,184	405,327	51,839	457,166
Other operating expenses	225,946	29,647	255,593	223,382	44,828	268,210
Title losses and related claims	70,591	-	70,591	66,612	-	66,612
Depreciation and amortization	16,081	3,316	19,397	15,642	7,086	22,728
Interest	5	2,487	2,492	1	2,236	2,237
	1,308,503	63,946	1,372,449	1,309,879	105,989	1,415,868
Income (loss) before taxes	76,354	(18,742)	57,612	100,984	(35,977)	65,007

Appendix A

Adjusted revenues and adjusted EBITDA

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net realized gains and losses and (2) net income after earnings from noncontrolling interests and before interest expense, income tax expense, and depreciation and amortization and adjusted for net realized gains and losses, certain significant litigation expenses and other non-operating costs such as consulting costs, component exit-related costs and prior policy year reserve adjustments (adjusted EBITDA). Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following tables reconcile the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the three and nine months ended September 30, 2017 and 2016 (dollars in millions).

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change

Revenues	501.6	553.2		1,430.1	1,480.9
Less: Net realized losses (gains)	1.0	(3.3)		1.4	(4.7)
Adjusted revenues	502.6	549.9	(9)%	1,431.5	1,476.2	(3)%

Net income attributable to Stewart	10.9	26.4		33.6	38.8
Noncontrolling interests	3.0	3.4		8.5	9.5
Income taxes	4.7	9.0		15.5	16.8
Income before taxes and noncontrolling interests	18.6	38.8		57.6	65.1
Litigation expense	-	-		-	3.6
Other non-operating charges	1.4	1.2		1.4	3.8
Prior policy year reserve adjustments, net	-	-		-	(5.4)
Net realized losses (gains)	1.0	(3.3)		1.4	(4.7)
Adjusted income before taxes and noncontrolling interests	21.0	36.7		60.4	62.4
Depreciation and amortization	6.6	7.1		19.4	22.7
Interest expense	1.0	0.8		2.5	2.2

Adjusted EBITDA	28.6	44.6	(36)%	82.3	87.3	(6)%